Exhibit 99.1

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MSCI Inc. Reports Second Quarter 2009 Financial Results

New York – July 2, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the second quarter ended May 31, 2009.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•	Operating revenues increased 1.1% to $109.4 million in second quarter 2009 and 1.0% to $215.3 million for first half 2009.
•
Adjusted EBITDA increased 12.6% to a record $53.4 million in second quarter 2009 for an adjusted EBITDA margin of a record 48.8% and increased 7.2% to $101.9 million for an adjusted EBITDA margin of 47.3% for first half 2009. See Tables 10 and 16 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income increased 5.3% to $19.6 million ($0.19 per diluted share) in second quarter 2009 for a net income margin of 17.9% and decreased 0.6% to $36.3 million for first half 2009 for a net income margin of 16.9%.

Henry A. Fernandez, Chairman and CEO, said “Our strong financial performance in the second quarter highlights the resiliency of our business model despite continuing uncertainty in financial markets globally. Our revenues and adjusted EBITDA increased 1.1% and 12.6% from a year-ago, respectively, and our adjusted EBITDA margin reached a record 48.8%. The recovery in our revenues from exchange traded fund licenses and continued expense management during the quarter contributed to the strong financial performance.”

“Moreover, the frequency of client inquiries increased and the tone of client dialogue improved during the quarter reflecting the rebound in financial markets as well as the ongoing demand for our risk and performance tools.  However, this improvement has not yet contributed meaningfully to additional subscription sales and our retention rate remains under pressure as we continue to encounter budget constraints by many of our clients. Despite the near-term challenges, we remain enthusiastic about the growth opportunities in front of us and are accelerating our investment in the business by adding resources globally. We are also excited about achieving our complete independence as a public company and remain fully focused on growing our market leading businesses,” added Mr. Fernandez.

Selected Financial Information

Table 1a

MSCI Inc.
Selected Income Statement Items (unaudited)
	Three Months Ended			Six Months Ended
	May 31,			May 31,
In thousands, except per share data	2009	2008	Change	2009	2008	Change
Operating revenues	$109,375	$108,195	1.1%	$215,290	$213,146	1.0%
Operating expenses	$72,721	$75,288	(3.4%)	$145,852	$145,077	0.5%
Net income	$19,618	$18,631	5.3%	$36,342	$36,565	(0.6%)
% Margin	17.9%	17.2%		16.9%	17.2%
Diluted EPS	$0.19	$0.18	5.6%	$0.36	$0.36	0.0%
Adjusted EBITDA[1]	$53,392	$47,430	12.6%	$101,857	$94,997	7.2%
% Margin	48.8%	43.8%		47.3%	44.6%

1 See Tables 10 and 16 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

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Table 1b

MSCI Inc.
Selected Balance Sheet Items (unaudited)

	As of
	May 31,	February 28,
In thousands	2009	2009
Cash and cash equivalents	$72,769	$276,881
Short-term investments	$244,878	$-
Accounts receivable	$95,374	$99,476
Total debt (net of discounts)	$390,752	$396,274

Summary of Results for Fiscal Second Quarter 2009

Operating Revenues – See Table 7

Total operating revenues for the three months ended May 31, 2009 (second quarter 2009) increased 1.1% to $109.4 million compared to $108.2 million for the three months ended May 31, 2008 (second quarter 2008). The growth was comprised of a 4.7% increase to $94.2 million in subscription revenues offset, in part, by a 16.9% decrease to $15.2 million in equity index asset based fees. The increase in subscription revenues was driven by growth in revenues related to equity index subscriptions, Multi-Asset Class Portfolio Analytics and Other Products which were up 13.1%, 11.3% and 2.4%, respectively, in second quarter 2009 offset, in part, by a decline of 6.8% in Equity Portfolio Analytics. Within our subscription product categories, revenue growth was experienced across all regions and all client segments with the exception of hedge funds. Our revenues, excluding asset based fees, for second quarter 2009 would have been higher by $1.2 million had the U.S. dollar not strengthened relative to the prior year using foreign exchange rates for the same period of the prior year.

Equity Indices:  Revenues related to Equity Indices increased 4.0% to $62.5 million in second quarter 2009 compared to the same period in 2008. Revenues from equity index subscriptions were up 13.1% to $47.3 million in second quarter 2009 with strength across all regions. Revenue growth was experienced in all client categories, most notably broker dealers and the others category which includes vendors, custodians and private banks. This growth was led by strong increases in our emerging market, small cap and developed market index modules as well as derivative product license fees and user fees, which more than offset a decline in fees for historical index data.

Revenues attributable to equity index asset based fees decreased 16.9% to $15.2 million in second quarter 2009 compared to second quarter 2008 reflecting decreases of 19.4% to $11.7 million for ETF asset based fees, 0.8% to $2.8 million for institutional and retail indexed funds asset based fees and 24.6% to $0.7 million for other asset and transaction based fees. The average value of assets in ETFs linked to MSCI equity indices decreased 27.0% to $134.7 billion for second quarter 2009 compared to $184.4 billion for second quarter 2008. As of May 31, 2009, the value of assets in ETFs linked to MSCI equity indices was $175.9 billion, representing a decrease of $23.7 billion, or 11.9%, from $199.6 billion as of May 31, 2008. We estimate that the $23.7 billion year-over-year decline in value of assets in ETFs linked to MSCI equity indices was attributable to $65.8 billion of net asset depreciation offset, in part, by $42.1 billion of net asset inflows.

Compared to first quarter 2009, equity index asset based fee revenues increased 15.5% led by a 17.5% increase in ETF asset based fees. The average value of assets in ETFs linked to MSCI equity indices increased 6.6% to $134.7 billion from $126.4 billion in first quarter 2009. The increase in the value of assets in ETFs linked to MSCI equity indices at the end of second quarter 2009 compared to first quarter 2009 was 63.1%, or $68.1 billion. We estimate that the $68.1 billion increase from February 28, 2009 was attributable to asset appreciation of $42.2 billion and asset inflows of $25.9 billion. The $25.9 billion of asset inflows was comprised of $24.6 billion of asset inflows into established ETFs supplemented by $1.3 billion of asset inflows into ETFs launched over the last 12 months.

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The three MSCI indices with the largest amount of ETF assets linked to them as of May 31, 2009 were the MSCI Emerging Markets, EAFE and US Broad Market Indices. The assets linked to these indices were $45.1 billion, $33.6 billion and $10.2 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products decreased 6.8% to $31.6 million in second quarter 2009 compared to the same period in 2008, resulting from lower levels of new subscriptions and lower retention rates in recent quarters, most notably for Aegis (our proprietary equity risk data and software product). Declines were reported in all client categories with the exception of asset owners and were most pronounced in EMEA. Revenues declined 9.7% to $21.0 million for Aegis, 0.5% to $9.3 million for Models Direct (our proprietary risk data product accessed directly) and 0.8% to $1.3 million for Barra on Vendors (our proprietary risk data product accessed through third party vendors).

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased 11.3% to $9.6 million in second quarter 2009 compared to the same period in 2008. This growth reflects an increase of 21.6% to $7.2 million for BarraOne and a decrease of 11.1% to $2.4 million for TotalRisk, which is in the process of being decommissioned with its existing users being offered the opportunity to transition to BarraOne. The growth in BarraOne was led by the asset manager category and, from a regional perspective, the Americas, reflecting growth in new subscriptions as well as relatively high retention rates.

Other Products: Revenues from Other Products increased 2.4% to $5.7 million in second quarter 2009 compared to the same period in 2008. The increase reflects growth of 12.6% to $3.7 million for our energy and commodity analytics products offset, in part, by a decline of 7.6% to $1.6 million for fixed income analytics and a decrease of 29.9% to $0.4 million in asset based fees from investment products linked to MSCI investable hedge fund indices. Revenue growth in our energy and commodity business largely reflects continued demand for models used by clients to help measure the value of natural gas storage and power generation facilities.

Operating Expenses – See Tables 8 - 9

Operating expenses decreased $2.6 million, or 3.4%, to $72.7 million in second quarter 2009 compared to second quarter 2008. The $2.6 million decrease reflects declines of $7.0 million in non-compensation expense and $0.7 million in amortization of intangibles offset, by increases of $2.7 million in compensation expense (including higher founders grant expense of $0.5 million) and $2.5 million in depreciation expense. Our operating expense for second quarter 2009 would have been higher by $3.9 million had the U.S. dollar not strengthened relative to the prior year using foreign exchange rates for the same period of the prior year.

In second quarter 2009, allocation and replacement expenses related to services previously provided by Morgan Stanley were $8.8 million ($3.1 million of compensation and $5.7 million of non-compensation) compared to $10.4 million ($1.8 million of compensation and $8.6 million of non-compensation) in second quarter 2008. The expense allocation from Morgan Stanley was $0.7 million in second quarter 2009 compared to $5.4 million in second quarter 2008. Replacement expenses associated with services previously provided by Morgan Stanley were $8.1 million (including $2.2 million of depreciation expense and $0.8 million of non-recurring expenses) in second quarter 2009 compared to $5.1 million in second quarter 2008. Please see tables 9a and 9b for details.

Compensation expense increased $2.7 million, or 6.1%, to $46.6 million in second quarter 2009. Excluding founders grant expenses, compensation expense increased 6.0% to $39.3 million. The increase includes compensation cost for new hires, $1.1 million associated with compensation costs related to the final separation from Morgan Stanley, $1.0 million of severance and $0.8 million of stock based compensation costs relating to the restricted stock units granted as a component of the 2008 annual bonus. These increases were offset, in part, by favorable foreign exchange rates (principally the strengthening of the US dollar) which lowered reported compensation expense for staff located outside the United States and a lower bonus accrual in second quarter 2009. The number of full-time employees increased by 119 to 805 on May 31, 2009 from 686 on May 31, 2008 and by 7 from 798 on February 28, 2009. In second quarter 2009, we continued to increase our staff in emerging market centers. As of May 31, 2009, 35% of our employees were located in emerging market centers compared to 23% as of May 31, 2008.

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Non-compensation expenses excluding depreciation and amortization of intangibles decreased $7.0 million to $16.7 million, a 29.6% decrease, reflecting the reduction in the expense allocation from Morgan Stanley offset, in part, by increases in expenses related to replacing services previously provided by Morgan Stanley, principally information technology infrastructure.

Depreciation and amortization expense increased to $3.0 million from $0.5 million reflecting greater depreciation and amortization of the property, equipment and leasehold improvements purchased to operate independently from Morgan Stanley.

Cost of services expenses decreased 1.2% to $29.3 million in second quarter 2009. Compensation expenses increased 15.2% to $22.4 million reflecting higher founders grant expense of $1.0 million and higher headcount which were offset, in part, by favorable foreign exchange rates which lowered reported compensation expense for staff outside the United States. Non-compensation expenses decreased 32.7% to $6.8 million largely reflecting a lower expense allocation from Morgan Stanley.

Selling, general and administrative expenses decreased 10.4% to $34.1 million in second quarter 2009. Compensation expenses decreased 1.1% to $24.2 million, reflecting lower founders grant expense of $0.5 million, favorable foreign exchange rates which lowered reported compensation expense for staff outside the United States, and a lower bonus accrual offset, in part, by higher headcount, including positions associated with the replacement of Morgan Stanley services. Non-compensation expenses decreased 27.2% to $9.9 million reflecting declines in the expense allocation from Morgan Stanley, expenses related to replacing services previously provided by Morgan Stanley, and expenses related to occupancy and travel and entertainment. Selling expenses increased 10.3% to $12.3 million in second quarter 2009 and general and administrative expenses decreased 19.1% to $21.7 million.

Founders grant expenses increased to $7.3 million in second quarter 2009 compared to $6.9 million in second quarter 2008, reflecting less attrition of employees with founders grant awards. Expenses related to the founders grant awards reflect the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007. Of the $7.3 million of founders grant expenses in second quarter 2009, $2.9 million was recorded in cost of services and $4.4 million was recorded in selling, general and administrative.

Interest Expense (Income) and Other, Net
Interest expense (income) and other, net was an expense of $4.7 million in second quarter 2009 compared to an expense of $2.5 million in second quarter 2008. The $2.2 million increase reflects a reduction of $3.3 million in interest income resulting from lower interest returns on invested balances, partially offset by a decrease of $1.8 million in interest expense due to lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt as well as lower income from the change in foreign exchange rates.

Provision for Income Taxes
The provision for income taxes increased 5.1% to $12.4 million in second quarter 2009. The effective tax rate for second quarter 2009 was 38.6% compared to 38.7% in second quarter 2008.

Net Income
Net income increased 5.3% to $19.6 million in second quarter 2009 from second quarter 2008 and the net income margin increased to 17.9% from 17.2%.The increase in net income primarily reflects higher revenue and lower operating expenses.

Adjusted EBITDA
Adjusted EBITDA increased 12.6% to $53.4 million for second quarter 2009 from $47.4 million for second quarter 2008. See Table 10 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below. The adjusted EBITDA margin increased to 48.8% in second quarter 2009 from 43.8% in second quarter 2008.

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Retention Rate
Our Aggregate Retention Rate (as defined in Table 3) declined to 87.7% for second quarter 2009 from 90.6% for second quarter 2008, reflecting year-over-year declines in each of the four product categories except Multi-Asset Class Portfolio Analytics. Our Core Retention Rate (as defined in Table 3) was 89.5% for second quarter 2009 compared to 91.9% for second quarter 2008. See Table 3 for Retention Rates by product category.

Client Count
At May 31, 2009, we had a total of 3,080 clients, excluding clients that pay only asset based fees, as compared to 3,032 at May 31, 2008 and 3,074 at February 28, 2009. The increase compared to February 28, 2009 reflects increases in all client categories with the exception of asset managers.

Summary of Results for First Half Fiscal 2009

Operating Revenues – See Table 12

Total operating revenues for first half ended May 31, 2009 (first half 2009) increased 1.0% to $215.3 million compared to $213.1 million for the first half ended May 31, 2008 (first half 2008). Revenue gains were reported in two of our four product categories. Our revenues, excluding asset based fees, for first half 2009 would have been higher by $2.3 million had the US dollar not strengthened relative to the prior year using foreign exchange rates for the same period of the prior year.

Revenues from our subscription products grew 6.6% in aggregate for first half 2009 to $186.9 million reflecting increased subscriptions from existing clients as well as new clients. Approximately 83% of our new subscriptions during first half 2009 came from existing clients. Revenues attributable to equity index asset based fees decreased 25.1% to $28.4 million in first half 2009 compared to $37.9 million in first half 2008. Within our subscription product categories, revenue growth was experienced across all regions and all client segments with the exception of hedge funds. On a percentage basis, revenue growth was led by our Multi-Asset Class Portfolio Analytics products which increased 16.4% to $19.2 million and was primarily driven by new subscriptions to BarraOne. Revenues related to equity index subscriptions increased 14.8% to $92.5 million for first half 2009 compared to first half 2008.

Revenues from Equity Portfolio Analytics decreased 3.8% to $63.7 million for first half 2009 reflecting lower levels of new subscriptions and lower retention rates and revenues from Other Products decreased 4.0% to $11.4 million for the first half 2009 compared to the same period in 2008. The decline reflects a decrease of 63.4% in asset based fees from investment products linked to MSCI investable hedge fund indices products and a decrease of 4.6% for fixed income analytics offset by an 11.8% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate was 89.2% for the first half 2009 compared to 93.6% for first half 2008. Our Core Retention Rate was 90.4% for the first half 2009 compared to 94.6% for first half 2008.

In first half 2009, we lost 11 clients compared to November 30, 2008. At May 31, 2009, we had a total of 3,080 clients, excluding clients that pay only asset based fees.

Operating Expenses – See Tables 13 - 15

Operating expenses for first half 2009 increased $0.8 million, or 0.5%, to $145.9 million compared to first half 2008. The $0.8 million increase reflects increases of $6.0 million in compensation expense (including higher founders grant expense of $1.9 million) and $5.0 million in depreciation expense offset, in part, by decreases of $8.9 million in non-compensation expense and $1.4 million in amortization of intangibles. Our operating expense for first half 2009 would have been higher by $7.5 million had the U.S. dollar not strengthened relative to the prior year using exchange rates for the same period of the prior year.

In total, allocation and replacement expenses related to services previously provided by Morgan Stanley were $18.6 million ($6.1 million of compensation and $12.5 million of non-compensation) for first half 2009 compared to $19.3

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million ($3.0 million of compensation and $16.3 million of non-compensation) in first half 2008. Expenses associated with replacing services previously provided by Morgan Stanley were $16.8 million for first half 2009 compared to $7.8 million for first half 2008. The expense allocation from Morgan Stanley was $1.7 million for first half 2009 compared to $11.6 million for first half 2008.

Compensation expense increased $6.0 million, or 7.1%, to $91.1 million for first half 2009. Excluding founders grant expenses, compensation expense increased 5.7% to $77.6 million. The increase in compensation expense reflects costs for new hires, $1.5 million of stock based compensation costs relating to the restricted stock units granted as a component of the 2008 annual bonus, $1.1 million associated with compensation costs related to the final separation from Morgan Stanley, and $1.1 million of severance. These increases were offset, in part, by favorable foreign exchange rates (principally the strengthening of the US dollar) which lowered reported compensation expense for staff located outside the United States and a lower bonus accrual in first half 2009. Non-compensation expense decreased $8.9 million, or 19.8%, to $35.9 million reflecting a reduction in the expense allocation from Morgan Stanley offset, in part, by an increase in expenses related to replacing services previously provided by Morgan Stanley.

Cost of services decreased $2.3 million, or 3.8%, to $58.2 million in first half 2009. The change was largely due to a decrease in costs allocated by Morgan Stanley and a decrease in information technology costs related to our separation from Morgan Stanley, partially offset by an increase in compensation expense.

Selling, general and administrative expenses decreased to $68.8 million in first half 2009. The decline resulted from a decrease in costs allocated by Morgan Stanley, partially offset by an increase in compensation and benefit expense, an increase in the allowance for bad debt compared to the prior year due to market conditions and an increase in franchise and license fees.

Interest Expense (Income) and Other, Net
Interest expense (income) and other, net was an expense of $11.1 million for first half 2009 compared to an expense of $8.9 million for first half 2008. The $2.1 million increase reflects a decrease in interest income resulting from lower interest returns on invested balances and a loss on foreign currency exchange rate changes in first half 2009 compared to a gain for first half 2008, partially offset by a decrease in interest expense due to lower average outstanding debt and the impact of interest rate decreases on the unhedged portion of our debt.

Provision for Income Taxes
The provision for income taxes decreased 2.4% to $22.0 million for first half 2009 compared to first half 2008 as a result of lower pre-tax income, partially offset by the effect of one-time tax items. The effective tax rate for first half 2009 was 37.7% compared to 38.2% for first half 2008. The decrease is largely due to tax credits available during first half 2009 that were not available during the same period in 2008.

Net Income
Net income decreased 0.6% to $36.3 million for first half 2009 from first half 2008 and the net income margin was 16.9%. The decrease in net income primarily reflects higher operating expenses and lower interest income offset, in part, by higher revenues, lower interest expense and a lower effective tax rate.

Adjusted EBITDA
Adjusted EBITDA increased 7.2% to $101.9 million for first half 2009 from $95.0 million for the comparable period in 2008. See Table 16 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 47.3% for first half 2009 from 44.6% for first half 2008.

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Table 2

Run Rate Metrics

	As of			Change from
	May 31,		February 28,	May 31,	February 29,
In thousands	2009	2008	2009	2008	2009
Run Rates [1]
Equity indices
Subscription	$178,634	$158,989	$174,242	12.4%	2.5%
Asset based fees [2]	68,892	78,926	50,574	(12.7%)	36.2%
Equity Indices total	247,526	237,915	224,816	4.0%	10.1%
Equity portfolio analytics	126,344	135,616	126,789	(6.8%)	(0.4%)
Multi-asset class analytics	37,194	31,861	35,309	16.7%	5.3%
Other Products [3]	21,612	22,329	20,993	(3.2%)	2.9%
Total Run Rate	$432,676	$427,721	$407,907	1.2%	6.1%
Subscription total	362,784	346,010	356,333	4.8%	1.8%
Asset based fees total	69,892	81,711	51,574	(14.5%)	35.5%
Total Run Rate	$432,676	$427,721	$407,907	1.2%	6.1%

Subscription based fees by region
% Americas	44%	44%	45%
% non-Americas	56%	56%	55%

Subscription based fees by client type
% Asset Managers	61.4%	62.2%	60.8%
% Broker Dealers	12.2%	12.2%	12.3%
% Hedge Funds	6.0%	6.3%	6.1%
% Asset Owners	6.1%	5.7%	6.1%
% Others	14.4%	13.7%	14.6%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we determine that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.
2 Includes asset based fees for ETFs,  institutional and retail indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
3 Includes run rate related to subscriptions to other products, including energy and commodity valuation tools and fixed income analytics, and to hedge fund asset based fees.

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Table 3

Retention Rates

	As of
	May 31,		February 28,
	2009	2008	2009
Aggregate Retention Rate [1,3]
Equity indices	92.8%	94.3%	94.9%
Equity portfolio analytics	82.0%	88.9%	86.2%
Multi-asset class analytics	83.2%	76.9%	92.0%
Other products	88.3%	96.1%	83.3%
Total aggregate retention	87.7%	90.6%	90.8%

Core Retention Rate [2,3]
Equity indices	93.2%	94.5%	95.0%
Equity portfolio analytics	83.5%	91.8%	87.4%
Multi-asset class analytics	93.7%	76.9%	92.0%
Other products	89.6%	96.1%	84.0%
Total core retention	89.5%	91.9%	91.3%

1 The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter.  The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.  Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.
2 Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.
3 The Aggregate and Core Retention Rates shown are for the three-month periods ended May 31, 2009, May 31, 2008 and February 28, 2009, respectively.

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Table 4

Clients and Employees

	As of			Change from
	May 31,		February 28,	May 31,	February 28,
	2009	2008	2009	2008	2009

Client count [1]	3,080	3,032	3,074	1.6%	0.2%
Full-time employees	805	686	798	17.4%	0.9%

% Full-time employees by location
Developed Market Centers	65%	77%	68%
Emerging Market Centers	35%	23%	32%

1 The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

Table 5

ETF Assets linked to MSCI Indices
(Quarter-End)

	2008				2009
In Billions	February	May	August	November	February	May
AUM in ETFs linked to MSCI Indices	$179.2	$199.6	$166.3	$119.0	$107.8	$175.9

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$(15.2)	$9.9	$(31.2)	$(63.2)	$(13.6)	$42.2
Cash Inflow/ Outflow	2.7	10.5	(2.1)	15.9	2.4	25.9
Total Change	$(12.5)	$20.4	$(33.3)	$(47.3)	$(11.2)	$68.1

Source: Bloomberg and MSCI

ETF Assets linked to MSCI Indices
(Quarterly Average)

	2008				2009
In Billions	February	May	August	November	February	May
AUM in ETFs linked to MSCI Indices	$183.2	$184.4	$178.3	$134.9	$126.4	$134.7

Source: Bloomberg and MSCI

Conference Call Information
Investors will have the opportunity to listen to MSCI Inc.'s senior management review second quarter 2009 results on Thursday, July 2, 2009 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, http://ir.msci.com, or dial 1-877-856-1964 within the United States. International callers dial 1-719-325-4830.

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An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through July 9, 2009. To listen to the recording, visit the investor relations section at http://ir.msci.com, or dial 1-888-203-1112 (passcode: 4599144) within the United States.  International callers dial 1-719-457-0820 (passcode: 4599144).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2008 and filed with the Securities and Exchange Commission on January 29, 2009 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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Table 6

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	May 31,		February 28,
In thousands, except per share data	2009	2008	2009
Operating revenues	$109,375	$108,195	$105,915

Operating expenses
Cost of services	29,269	29,636	28,935
Selling, general and administrative	34,052	38,005	34,716
Amortization of intangible assets	6,428	7,125	6,429
Depreciation and amortization of property, equipment, and leasehold improvement	2,972	522	3,051
Total operating expenses	72,721	75,288	73,131

Operating income	36,654	32,907	32,784

Interest income	(220)	(3,508)	(121)
Interest expense	4,904	6,668	5,638
Other expense	(2)	(638)	882
Interest expense (income) and other, net	4,682	2,522	6,399

Income before income taxes	31,972	30,385	26,385

Provision for income taxes	12,354	11,754	9,661
Net income	$19,618	$18,631	$16,724
Earnings per basic common share	$0.20	$0.19	$0.17
Earnings per diluted common share	$0.19	$0.18	$0.16

Weighted average shares outstanding used in computing earnings per share
Basic	100,360	100,026	100,286
Diluted	101,915	101,282	101,471

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Table 7

Operating Revenues by Product Category

	Three Months Ended			Change from
	May 31,		February 28,	May 31,	February 28,
In thousands	2009	2008	2009	2008	2009
Equity indices
Equity index subscriptions	$47,282	$41,804	$45,267	13.1%	4.5%
Equity index asset based fees	15,220	18,307	13,182	(16.9%)	15.5%
Equity indices total	62,502	60,111	58,449	4.0%	6.9%
Equity portfolio analytics	31,582	33,902	32,140	(6.8%)	(1.7%)
Multi-asset class portfolio analytics	9,572	8,598	9,623	11.3%	(0.5%)
Other products	5,719	5,584	5,703	2.4%	0.3%
Total operating revenues	$109,375	$108,195	$105,915	1.1%	3.3%
Subscription	94,155	89,888	92,733	4.7%	1.5%
Equity index asset based fees	15,220	18,307	13,182	(16.9%)	15.5%
Total operating revenues	$109,375	$108,195	$105,915	1.1%	3.3%

Table 8a

Operating Expenses by Category excluding founders grant
(Compensation vs. Non-compensation)

	Three Months Ended
	May 31,
In thousands	2009	2008	Change
Compensation	$39,262	$37,028	6.0%
Non-compensation excluding depreciation	16,721	23,737	(29.6%)
Total	55,983	60,765	(7.9%)
Amortization of intangible assets	6,428	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	2,972	522	469.3%
Operating expenses excluding founders grant	65,383	68,412	(4.4%)
Founders grant	7,338	6,876	6.7%
Operating expenses including founders grant	$72,721	$75,288	(3.4%)

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Table 8b

Operating Expenses by Category excluding founders grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	May 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$19,538	$17,585	11.1%
Non-compensation excluding depreciation	6,839	10,164	(32.7%)
Total	26,377	27,749	(4.9%)
Selling, general and administrative
Compensation	19,724	19,443	1.4%
Non-compensation excluding depreciation	9,882	13,573	(27.2%)
Total	29,606	33,016	(10.3%)
Amortization of intangible assets	6,428	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	2,972	522	469.3%
Operating expenses excluding founders grant	65,383	68,412	(4.4%)
Founders grant	7,338	6,876	6.7%
Operating expenses including founders grant	$72,721	$75,288	(3.4%)

 Table 8c

Operating Expenses by Category including founders grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	May 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$19,538	$17,585	11.1%
Founders grant	2,892	1,887	53.3%
Total	22,430	19,472	15.2%
Non-compensation excluding depreciation	6,839	10,164	(32.7%)
Total	29,269	29,636	(1.2%)
Selling, general and administrative
Compensation	19,724	19,443	1.4%
Founders grant	4,446	4,989	(10.9%)
Total	24,170	24,432	(1.1%)
Non-compensation excluding depreciation	9,882	13,573	(27.2%)
Total	34,052	38,005	(10.4%)
Amortization of intangible assets	6,428	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	2,972	522	469.3%
Operating expenses including founders grant	$72,721	$75,288	(3.4%)

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Table 9a

Allocation and Replacement Expenses Related to Morgan Stanley Services

	Three Months Ended		Six Months Ended
	May 31,		May 31,
In thousands	2009	2008	2009	2008
Allocation Expenses	$706	$5,378	$1,746	$11,554
Replacement Expenses
Compensation	3,139	1,862	6,133	3,054
Non-compensation
Recurring	1,966	1,499	4,033	2,254
Non-recurring	781	1,659	2,213	2,416
Depreciation	2,240	30	4,467	40
Non-compensation total	4,987	3,188	10,713	4,710
Replacement Expenses - Total	8,126	5,050	16,846	7,764
Total Allocation and Replacement Expenses	$8,832	$10,428	$18,592	$19,318
Compensation Total	3,139	1,862	6,133	3,054
Non-Compensation Total	5,693	8,566	12,459	16,264
Total Allocation and Replacement Expenses	$8,832	$10,428	$18,592	$19,318

Table 9b

Allocation and Replacement Expenses Related to Morgan Stanley Services
(Cost of Services vs. Selling, General & Administrative)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
In thousands	2009	2008	2009	2008
Cost of services
Allocation	$129	$2,631	$396	$6,040
Cost of services total	129	2,631	396	6,040
Selling, general & administrative
Replacement Compensation	3,139	1,862	6,133	3,054
Non-Compensation
Allocation	577	2,747	1,350	5,514
Replacement
Recurring	1,966	1,499	4,033	2,254
Non-Recurring	781	1,659	2,213	2,416
Depreciation	2,240	30	4,467	40
Non-compensation total	5,564	5,935	12,063	10,224
Selling, general & administrative total	8,703	7,797	18,196	13,278
Total Allocation and Replacement Expenses	$8,832	$10,428	$18,592	$19,318

Cost of services total	129	2,631	396	6,040
Selling, general & administrative total	8,703	7,797	18,196	13,278
Total Allocation and Replacement Expenses	$8,832	$10,428	$18,592	$19,318

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Table 10

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	May 31,		February 28,
In thousands	2009	2008	2009
Adjusted EBITDA[1]	$53,392	$47,430	$48,465
Less: Founders grant expense	7,338	6,876	6,201
Less: Depreciation and amortization	2,972	522	3,051
Less: Amortization of intangible assets	6,428	7,125	6,429
Less: Interest expense (income) and other, net	4,682	2,522	6,399
Less: Provision for income taxes	12,354	11,754	9,661
Net income	$19,618	$18,631	$16,724

1 All stock based compensation other than the founders grant is considered an expense for purposes of calculating adjusted EBITDA

Table 11

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Six Months Ended
	May 31,
In thousands, except per share data	2009	2008
Operating revenues	$215,290	$213,146

Operating expenses
Cost of services	58,204	60,496
Selling, general and administrative	68,768	69,325
Amortization of intangible assets	12,857	14,250
Depreciation and amortization of property, equipment, and leasehold improvement	6,023	1,006
Total operating expenses	145,852	145,077

Operating income	69,438	68,069

Interest income	(341)	(5,880)
Interest expense	10,542	15,131
Other expense	880	(302)
Interest expense (income) and other, net	11,081	8,949

Income before income taxes	58,357	59,120

Provision for income taxes	22,015	22,555

Net income	$36,342	$36,565

Earnings per basic common share	$0.36	$0.37
Earnings per diluted common share	$0.36	$0.36

Weighted average shares outstanding used in computing earnings per share
Basic	100,324	100,019
Diluted	101,693	101,223

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Table 12
Operating Revenues by Product Category

	Six Months Ended
	May 31,
In thousands	2009	2008	Change
Equity indices
Equity index subscriptions	$92,549	$80,613	14.8%
Equity index asset based fees	28,402	37,895	(25.1%)
Equity indices total	120,951	118,508	2.1%
Equity portfolio analytics	63,722	66,244	(3.8%)
Multi-asset class portfolio analytics	19,195	16,490	16.4%
Other products	11,422	11,904	(4.0%)
Total operating revenues	$215,290	$213,146	1.0%
Subscription	186,888	175,251	6.6%
Equity index asset based fees	28,402	37,895	(25.1%)
Total operating revenues	$215,290	$213,146	1.0%

Table 13

Operating Expenses by Category excluding founders grant
(Compensation vs. Non-compensation)

	Six Months Ended
	May 31,
In thousands	2009	2008	Change
Compensation	$77,561	$73,395	5.7%
Non-compensation	35,872	44,754	(19.8%)
Total	113,433	118,149	(4.0%)
Amortization of intangible assets	12,857	14,250	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	6,023	1,006	498.7%
Operating expenses excluding founders grant	132,313	133,405	(0.8%)
Founders grant	13,539	11,672	16.0%
Operating expenses including founders grant	$145,852	$145,077	0.5%

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Table 14

Operating Expenses by Category excluding founders grant
(Cost of Services vs. Selling, General and Administrative)

	Six Months Ended
	May 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$38,790	$36,523	6.2%
Non-compensation	14,477	20,797	(30.4%)
Total	53,267	57,320	(7.1%)
Selling, general and administrative
Compensation	38,771	36,872	5.2%
Non-compensation	21,395	23,957	(10.7%)
Total	60,166	60,829	(1.1%)
Amortization of intangible assets	12,857	14,250	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	6,023	1,006	498.7%
Operating expenses excluding founders grant	132,313	133,405	(0.8%)
Founders grant	13,539	11,672	16.0%
Operating expenses including founders grant	$145,852	$145,077	0.5%

Table 15

Operating Expenses by Category including founders grant
(Cost of Services vs. Selling, General and Administrative)

	Six Months Ended
	May 31,
In thousands	2009	2008	Change
Cost of services
Compensation	$38,790	$36,523	6.2%
Founders grant	4,937	3,176	55.4%
Total	43,727	39,699	10.1%
Non-compensation	14,477	20,797	(30.4%)
Total	58,204	60,496	(3.8%)
Selling, general and administrative
Compensation	38,771	36,872	5.2%
Founders grant	8,602	8,496	1.2%
Total	47,373	45,368	4.4%
Non-compensation	21,395	23,957	(10.7%)
Total	68,768	69,325	(0.8%)
Amortization of intangible assets	12,857	14,250	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	6,023	1,006	498.7%
Operating expenses including founders grant	$145,852	$145,077	0.5%

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Table 16

Reconciliation of Adjusted EBITDA to Net Income

	Six Months Ended
	May 31,
In thousands	2009	2008
Adjusted EBITDA[1]	$101,857	$94,997
Less: Founders grant expense	13,539	11,672
Less: Depreciation and amortization	6,023	1,006
Less: Amortization of intangible assets	12,857	14,250
Less: Interest expense (income) and other, net	11,081	8,949
Less: Provision for income taxes	22,015	22,555
Net income	$36,342	$36,565

1 All stock based compensation other than the founders grant is considered an expense for purposes of calculating adjusted EBITDA

Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets and other unusual one-time non-cash charges included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over four years.